Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Dynamic Materials Corporation for the registration of shares of its common stock and preferred stock and to the incorporation by reference therein of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedules of Dynamic Materials Corporation, and the effectiveness of internal control over financial reporting of Dynamic Materials Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

April 11, 2008

Denver, CO